Exhibit 10.35

UNIVAR USA INC. SUPPLEMENTAL RETIREMENT PLAN

(As Amended and Restated Effective July 1, 2004)

Sixth Amendment

WHEREAS, Univar USA Inc. (the “Company”) sponsors and maintains the Univar USA Inc. Supplemental Retirement Plan, as amended and restated effective July 1, 2004 and as thereafter amended (the “Plan”); and

WHEREAS, as a result of the merger of CHEMCENTRAL Corporation (“CHEMCENTRAL”) into the Company (with the Company being the surviving entity) effective October 1, 2007, the Company became sponsor of the employee benefit plans that were sponsored by CHEMCENTRAL, including the CHEMCENTRAL Corporation Consolidated Retirement Plan, as amended and restated effective January 1, 1999 and as thereafter amended (the “LCC Plan”); and

WHEREAS, effective January 1, 2008, the LCC Plan is merging with and into the Univar USA Inc. Retirement Plan, as amended and restated effective January 1, 2007 (the “Univar Retirement Plan”) with the Univar Retirement Plan being the surviving plan and the provisions of the LCC Plan becoming Appendix T to the Univar Retirement Plan; and

WHEREAS, the Company has the authority to amend the Plan pursuant to Section 10 of the Plan; and

WHEREAS, the Company desires to amend the Plan to provide that no individuals accruing a benefit or with accrued benefits under Appendix T of the Univar USA Inc. Retirement Plan shall accrue a benefit under the Plan;

NOW, THEREFORE, Section 3 of the Plan, Participation, is hereby amended by adding a new paragraph to the end thereof to read, effective January 1, 2008, as follows:

“Notwithstanding any other provision of the Plan to the contrary, no individual accruing (or with accrued) benefits under Appendix T of the Retirement Plan shall accrue a benefit or otherwise be a Participant in this Plan.”

This Sixth Amendment is executed this 19th day of December, 2007.

UNIVAR USA INC.

By	/s/ Frank J. Mirabelli

Its Senior Vice President